ARTICLES OF AMENDMENT
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                                     TO THE
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                            ARTICLES OF INCORPORATION
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                                       OF
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                       JUPITER MARINE INTERNATIONAL, INC.
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         Pursuant to Section 607.1006 of the Business Corporation Act of the
State of Florida, the undersigned , the sole Director of Jupiter Marine International, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, bearing document number P97000018609, does hereby certify:

         First: That pursuant to Written Consent of the Board of Directors of said Corporation dated December 23, 1997, acting without shareholder approval pursuant to Section 607.1002 of the Business Corporation Act of the State of Florida, the Directors approved the amendment to the Corporation's Certificate of Incorporation as follows:

         Article IV of the Certificate of Incorporation of this Corporation is amended to read in its entirety as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK
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         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 10,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The foregoing amendment was adopted by the Board of Directors of the Corporation pursuant to Written Consent of the Board of Directors of the Corporation dated December 23, 1997 acting unanimously by Written Consent pursuant to Section 607.0821 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Certificate of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of December 23, 1997.

                                      Jupiter Marine International, Inc.

                                      By:____________________________________
                                               ROBERT D. KEYSER, JR., DIRECTOR